Nucor Reports Results For Fourth Quarter And Year Ended 2013

CHARLOTTE, N.C., Jan. 28, 2014 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today consolidated net earnings of $488.0 million, or $1.52 per diluted share, for the full year 2013, compared with consolidated net earnings of $504.6 million, or $1.58 per diluted share, for the full year 2012. Nucor reported consolidated net earnings of $170.5 million, or $0.53 per diluted share, for the fourth quarter of 2013. By comparison, Nucor reported net earnings of $147.6 million, or $0.46 per diluted share, in the third quarter of 2013 and net earnings of $136.9 million, or $0.43 per diluted share, in the fourth quarter of 2012.

Nucor incurred a charge to value inventories using the last-in, first-out (LIFO) method of accounting of $17.4 million ($0.04 per diluted share) for both the full year of 2013 and the fourth quarter of 2013. These charges are compared with a credit of $155.9 million ($0.31 per diluted share) for the full year 2012, a credit of $18.0 million ($0.03 per diluted share) in the third quarter of 2013 and a credit of $71.9 million ($0.14 per diluted share) recorded in the fourth quarter of 2012.

The fourth quarter and full year 2013 results were impacted by an out-of-period non-cash gain of $21.3 million ($0.07 per diluted share) related to a correction to deferred tax balances. Third quarter of 2013 results included a net $14.0 million ($0.03 per diluted share) partial write down of inventory and fixed asset balances associated with the collapse of a storage dome at Nucor Steel Louisiana in St. James Parish. Fourth quarter of 2012 earnings were affected by non-cash inventory purchase accounting adjustments following the acquisition of Skyline Steel LLC in June of 2012 of $12.0 million ($0.02 per diluted share). The full year 2012 Skyline purchase accounting charges were approximately $48.8 million ($0.10 per diluted share). A $17.6 million ($0.04 per diluted share) loss on the sale of the assets of Nucor Wire Products Pennsylvania, Inc. was also incurred in 2012.

For the full year 2013, Nucor's consolidated net sales decreased 2% to $19.05 billion, compared with $19.43 billion for 2012. Average sales price per ton decreased 5% from full year 2012. Total tons shipped to outside customers were 23,730,000 tons, an increase of 3% from 2012 levels.

Nucor's consolidated net sales decreased 1% to $4.89 billion in the fourth quarter of 2013 compared with $4.94 billion in the third quarter of 2013 and increased 10% compared with $4.45 billion in the fourth quarter of 2012. Average sales price per ton increased 1% over the third quarter of 2013 and remained flat when compared with the fourth quarter of 2012. Total tons shipped to outside customers were 6,019,000 tons in the fourth quarter of 2013, a 2% decrease from the third quarter of 2013 and a 10% increase over the fourth quarter of 2012. Total fourth quarter steel mill shipments decreased 3% from the third quarter of 2013 and increased 9% over the fourth quarter of 2012. Fourth quarter downstream steel products shipments to outside customers decreased 6% from the third quarter of 2013 and increased 3% over the fourth quarter of 2012.

The average scrap and scrap substitute cost per ton used for the full year 2013 was $376, a decrease of 8% from $407 in 2012. The average scrap and scrap substitute cost per ton used in the fourth quarter of 2013 was $377, an increase of 1% over $372 in both the third quarter of 2013 and the fourth quarter of 2012.

Overall operating rates at our steel mills were 74% for the full year 2013, which is consistent with 2012 and 2011. Steel mill utilization rates in the fourth quarter (75%) were down from the third quarter (78%), but up from last year's fourth quarter (71%).

For the full year 2013, total energy costs decreased approximately $1 per ton from the prior year primarily due to the negative impact of natural gas hedge settlements on our overall natural gas costs in 2012. In the fourth quarter of 2013, total energy costs decreased approximately $2 per ton from the third quarter of 2013 due primarily to lower electricity unit costs, and decreased approximately $3 per ton from the fourth quarter of 2012 primarily due to natural gas hedge settlement costs in the fourth quarter of last year.

Our liquidity position remains solid with $1.51 billion in cash and cash equivalents and short-term investments and an untapped $1.5 billion revolving credit facility that does not expire until August 2018. In addition, cash flow from operations continues to be strong and was $1.1 billion for the year.

In December, Nucor's board of directors declared a cash dividend of $0.37 per share payable on February 11, 2014 to stockholders of record on December 31, 2013. This dividend is Nucor's 163rd consecutive quarterly cash dividend, and it marks 41 consecutive years of an increased base dividend.

As expected, our fourth quarter 2013 operating performance in the steel mills segment was similar to the third quarter of 2013. Sheet steel profitability has continued to improve despite a four week planned outage at our sheet steel mill in Berkeley County, South Carolina to accommodate major equipment upgrades related to our wide and light product expansion. Those upgrades were completed in the fourth quarter. The increased sheet steel performance in the second half of 2013 is due to a series of pricing increases that began late in the second quarter that were supported by competitor supply disruptions and slightly improved demand. Improvements in sheet steel, however, were offset by decreased performance at our bar and structural steel mills. Lower operating performance at the bar and structural mills is mainly due to extended planned outages during the fourth quarter while key components of some of our major capital projects were installed at our SBQ mill in Norfolk, Nebraska and our structural mill in Blytheville, Arkansas. Profitability in the raw materials segment in the fourth quarter was negatively impacted by increased start-up costs at our new direct reduced iron (DRI) plant in Louisiana and additional costs incurred as a result of the storage dome collapse in September. The Louisiana DRI facility began production late in December.

We currently expect that first quarter of 2014 earnings, excluding the impact of the fourth quarter out of period tax adjustment, will be similar to the fourth quarter of 2013 levels. We anticipate that our operating performance will benefit from having no major extended planned outages at our steel mills during the first quarter and from having decreased start-up costs at our Louisiana DRI facility. These improvements will be largely offset by seasonally weaker performance in our fabricated construction products businesses, which we believe will be even further exacerbated by unusually poor weather.

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; and (4) competitive pressure on sales and pricing, including competition from imports and substitute materials. These and other factors are discussed in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's December 31, 2012 Annual Report on Form 10-K, Item 1A. Risk Factors. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor's conference call in which management will discuss Nucor's fourth quarter results on January 28, 2014 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(in thousands)

	Quarter Ended December 31,			Year Ended December 31,
	2013	2012	Percentage Change	2013	2012	Percentage Change
Steel mills production	4,988	4,726	6%	19,900	19,865	-
Steel mills total shipments	5,191	4,762	9%	20,650	20,242	2%

Sales tons to outside customers:
Steel mills	4,485	4,121	9%	17,733	17,473	1%
Joist	94	74	27%	342	291	18%
Deck	92	87	6%	334	308	8%
Cold finished	115	104	11%	474	492	-4%
Fabricated concrete
reinforcing steel	252	265	-5%	1,065	1,180	-10%
Other	981	827	19%	3,782	3,348	13%
	6,019	5,478	10%	23,730	23,092	3%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,

	2013	2012	2013	2012

Net sales	$ 4,894,750	$ 4,451,274	$ 19,052,046	$ 19,429,273

Costs, expenses and other:
Cost of products sold	4,509,009	4,066,926	17,641,421	17,915,735
Marketing, administrative and other expenses	117,403	120,861	481,904	454,900
Equity in (earnings) losses of
unconsolidated affiliates	(6,632)	4,230	(9,297)	13,323
Impairment of non-current assets	-	-	-	30,000
Interest expense, net	37,709	39,347	146,895	162,375
	4,657,489	4,231,364	18,260,923	18,576,333
Earnings before income taxes and
noncontrolling interests	237,261	219,910	791,123	852,940
Provision for income taxes	46,845	59,655	205,594	259,814
Net earnings	190,416	160,255	585,529	593,126
Earnings attributable to
noncontrolling interests	19,922	23,347	97,504	88,507
Net earnings attributable to
Nucor stockholders	$ 170,494	$ 136,908	$ 488,025	$ 504,619

Net earnings per share:
Basic	$0.53	$0.43	$1.52	$1.58
Diluted	$0.53	$0.43	$1.52	$1.58

Average shares outstanding:
Basic	319,361	318,553	319,077	318,172
Diluted	319,652	318,613	319,266	318,240

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	Dec. 31, 2013	Dec. 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$ 1,483,252	$ 1,052,862
Short-term investments	28,191	104,167
Accounts receivable, net	1,810,987	1,707,317
Inventories, net	2,605,609	2,323,641
Other current assets	482,007	473,377

Total current assets	6,410,046	5,661,364

Property, plant and equipment, net	4,917,024	4,283,056

Restricted cash and investments	-	275,163

Goodwill	1,973,608	2,004,538

Other intangible assets, net	874,154	959,240

Other assets	1,028,451	968,698

Total assets	$ 15,203,283	$ 14,152,059

LIABILITIES
Current liabilities:
Short-term debt	$ 29,202	$ 29,912
Long-term debt due within one year	3,300	250,000
Accounts payable	1,117,078	1,046,713
Salaries, wages and related accruals	282,860	279,898
Accrued expenses and other current liabilities	527,776	423,045

Total current liabilities	1,960,216	2,029,568

Long-term debt due after one year	4,376,900	3,380,200

Deferred credits and other liabilities	955,889	856,917

Total liabilities	7,293,005	6,266,685

EQUITY
Nucor stockholders' equity:
Common stock	151,010	150,805
Additional paid-in capital	1,843,353	1,811,459
Retained earnings	7,140,440	7,124,523
Accumulated other comprehensive income,
net of income taxes	9,080	56,761
Treasury stock	(1,498,114)	(1,501,977)
Total Nucor stockholders' equity	7,645,769	7,641,571

Noncontrolling interests	264,509	243,803

Total equity	7,910,278	7,885,374

Total liabilities and equity	$ 15,203,283	$ 14,152,059

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Year Ended December 31,

	2013	2012

Operating activities:
Net earnings	$ 585,529	$ 593,126
Adjustments:
Depreciation	535,852	534,010
Amortization	74,356	73,011
Stock-based compensation	47,450	50,733
Deferred income taxes	56,564	(25,274)
Distributions from affiliates	8,708	-
Equity in (earnings) losses of unconsolidated affiliates	(9,297)	13,323
Impairment of non-current assets	-	30,000
Loss on assets	14,000	17,563
Changes in assets and liabilities (exclusive of
acquisitions and dispositions):
Accounts receivable	(103,649)	148,113
Inventories	(298,074)	(65,655)
Accounts payable	39,489	(111,496)
Federal income taxes	77,950	(28,022)
Salaries, wages and related accruals	7,155	(60,363)
Other	41,916	31,316

Cash provided by operating activities	1,077,949	1,200,385

Investing activities:
Capital expenditures	(1,196,952)	(947,608)
Investment in and advances to affiliates	(85,053)	(180,472)
Repayment of advances to affiliates	54,500	65,446
Disposition of plant and equipment	34,097	51,063
Acquisitions (net of cash acquired)	-	(760,833)
Purchases of investments	(19,349)	(409,403)
Proceeds from the sale of investments	92,761	1,667,142
Proceeds from the sale of restricted investments	148,725	359,295
Changes in restricted cash	126,438	(48,625)
Other investing activities	4,863	-

Cash used in investing activities	(839,970)	(203,995)

Financing activities:
Net change in short-term debt	(671)	27,945
Proceeds from long-term debt, net of discount	999,100	-
Repayment of long-term debt	(250,000)	(650,000)
Bond issuance costs	(7,625)	-
Issuance of common stock	-	10,515
Excess tax benefits from stock-based compensation	2,955	4,700
Distributions to noncontrolling interests	(76,798)	(74,848)
Cash dividends	(471,028)	(466,361)
Other financing activities	111	1,172

Cash provided by (used in) financing activities	196,044	(1,146,877)

Effect of exchange rate changes on cash	(3,633)	2,704

Increase (decrease) in cash and cash equivalents	430,390	(147,783)

Cash and cash equivalents - beginning of year	1,052,862	1,200,645

Cash and cash equivalents - end of year	$ 1,483,252	$ 1,052,862

Non-cash investing activity:
Change in accrued plant and equipment purchases	$ 33,467	$ 71,726

CONTACT: Nucor Executive Offices, +1-704-366-7000, or fax, +1-704-362-4208